January 6, 2006


Mail Stop 4561


Mr. Thomas C. Staples
Chief Financial Officer
Winthrop Financial Co., Inc.
7 Bulfinch Place
Suite 500, P.O. Box 9507
Boston, MA  02114

      Re:	Presidential Associates I Limited Partnership
      Form 10-KSB for the year ended December 31, 2004
      Filed April 14, 2005
      File No. 000-12210

Dear Mr. Staples:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief













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